SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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FOCAL COMMUNICATIONS CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

October 11, 2001

Dear Fellow Stockholder:

    We recently notified you of the special meeting of stockholders of Focal Communications Corporation to be held on Friday, October 19, 2001, at 9:00 a.m. Eastern time, at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, NW, Suite 300, Washington, D.C. 20007. Today we are updating our disclosure as to one of the matters to be considered at the special meeting.

    At the special meeting, you will be asked to consider and approve several proposals relating to a recapitalization of the Company. The principal components of the recapitalization include (1) the infusion of $150.0 million of private investment capital that consists of the issuance of $50.0 million in series A redeemable voting convertible preferred stock and the incurrence of $100.0 million in senior convertible debt, (2) exchange and purchase arrangements that will result in the retirement of approximately $300.0 million in principal amount at maturity of our high-yield bonds, (3) the issuance through a pro rata dividend to our stockholders of record on the day immediately preceding the recapitalization of warrants to purchase common stock, (4) an amendment to our existing senior credit facility to provide a total of $225.0 million of borrowing capacity and (5) a reverse stock split. In addition, you will be asked to consider a proposal to amend the Focal Communications 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan.

    The proxy statement sent to stockholders on September 28, 2001 contemplated that, if the recapitalization transactions were consummated, the reverse stock split would be effected immediately prior to the recapitalization and that, if the recapitalization was not consummated, the Board of Directors would have the authority to effect the reverse stock split at any time prior to December 31, 2001. In light of The Nasdaq Stock Market's decision to suspend its minimum bid requirements until January 2, 2002 and in light of continued market volatility, the Board of Directors believes that it is in the best interests of Focal and its stockholders for the Board of Directors to have the flexibility to delay the implementation of the reverse stock split until after the consummation of the recapitalization if it determines that it is in the best interest of Focal and its stockholders to do so.

    The attached supplemental soliciting material provides additional information regarding the reverse stock split proposal.

    Your Board of Directors and a Special Committee of the Board of Directors have unanimously approved the recapitalization transactions and has determined that the recapitalization is fair to, and in the best interests of, Focal and its stockholders. The Board of Directors unanimously recommends that you vote FOR the recapitalization transaction proposals and each of the other proposals to be presented at the special meeting.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote, sign, date and return the proxy card previously sent to you, or vote by telephone or through the Internet by following the instructions provided on proxy card, as soon as possible, even if you plan to attend the special meeting. Signing and returning your proxy card will not prevent you from voting in person if you attend the special meeting, but will assure that your vote is counted if you are unable to attend.

    IF YOU HAVE ALREADY MAILED YOUR PROXY CARD AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION. YOUR SHARES WILL BE VOTED AS YOU HAVE DIRECTED.

    We hope that you can attend the special meeting. We appreciate your interest and support in the affairs of Focal.

Sincerely yours,

Robert C. Taylor, Jr. Chairman and Chief Executive Officer

FOCAL COMMUNICATIONS CORPORATION
200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

SUPPLEMENTAL SOLICITING MATERIAL

FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 19, 2001

    This supplemental soliciting material is being provided to the stockholders of Focal Communications Corporation ("Focal", "we", or the "Company") in connection with the solicitation of proxies by Focal's Board of Directors to be voted at a Special Meeting of Stockholders to be held on Friday, October 19, 2001, at 9:00 a.m. Eastern time, at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, NW, Suite 300, Washington, D.C. 20007, and at any postponement or adjournment thereof. This supplemental soliciting material is first being sent or given to stockholders on or about October 12, 2001.

    As described in the Proxy Statement dated September 27, 2001 (the "Proxy Statement"), the Board of Directors has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to Article Fourth of our Certificate of Incorporation authorizing a reverse stock split at each of the ratios within the range from 1-for-5 to 1-for-35, and granting the Board of Directors the discretion to determine which ratio to apply when filing a certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware effecting the reverse stock split. As described in the Proxy Statement, the Board of Directors believes that, because it is not possible to predict market conditions at the time the reverse stock split is to be effectuated, it is in the best interests of the Company and our stockholders to enable the Board of Directors to determine, within the limits approved by our stockholders, the appropriate ratio for the reverse stock split. The Board of Directors will select the appropriate ratio for the reverse stock split only after a determination that the ratio is in the best interests of the Company and our stockholders.

    The Proxy Statement had contemplated that, if the recapitalization transactions were consummated, the reverse stock split would be completed immediately prior to the recapitalization and that, if the recapitalization was not consummated, our Board of Directors would have the authority to effect the reverse stock split at any time prior to December 31, 2001, or to abandon the reverse stock split altogether. In light of The Nasdaq Stock Market's decision to suspend its minimum bid requirements until January 2, 2002 and in light of continued market volatility, our Board of Directors believes that it is in the best interests of the Company and our stockholders for the Board of Directors to have greater flexibility to determine the timing of the reverse stock split.

    As disclosed in the Proxy Statement, the Board of Directors determined that a reverse stock split was desirable in order to achieve the following benefits:

  •
  facilitate continued listing on The Nasdaq National Market;

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  encourage greater investor interest in our common stock by making the stock price more attractive to the many investors, particularly institutional investors, which refrain from investing in stocks that trade below $5.00 per share; and

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  reduce trading fees and commissions incurred by stockholders, since these costs are based to a significant extent on the number of shares traded.

    The Board of Directors believes that the reverse stock split proposal continues to be in the best interest of the Company and our stockholders for these reasons. As disclosed in the Proxy Statement, on August 23, 2001, we received notification from Nasdaq that we were not in compliance with Nasdaq's continued listing requirements. For companies such as Focal, with assets and revenues and a market capitalization of a certain level, one of Nasdaq's continued listing requirements is that the average per share closing price of the Company's common stock for any consecutive 30 trading day period not fall below $3.00 per share. Nasdaq had informed us at that time that, if we had not demonstrated compliance with this requirement or applied for transfer to The Nasdaq SmallCap Market prior to November 21, 2001, Nasdaq would provide us with notification of its intention to delist our stock. For this reason, we anticipated that we would consummate the reverse stock split immediately prior to the recapitalization.

    On September 27, 2001, in response to market conditions following the terrorist attacks of September 11th, Nasdaq implemented an across-the-board suspension of its minimum bid and public float requirements until January 2, 2002. Until such time, companies, such as Focal, that are currently under review for failing to meet Nasdaq's listing requirements will be taken out of the review process and no deficiencies will accrue. During this suspension period, Nasdaq has indicated that it will evaluate whether it is appropriate to recommend further or permanent action with respect to its listing requirements. There can be no assurance that Nasdaq will provide any further relief with respect to its listing requirements or, that if permanent changes are made to Nasdaq's listing requirements, that we will be able to comply with these listing requirements.

    Due to the suspension of the Nasdaq's listing requirements and due to continued market volatility, the Board of Directors believes that it is in the best interests of the Company and our stockholders that the Board of Directors have the additional flexibility to effect the reverse stock split following the consummation of the recapitalization if it determines that it is in the best interest of the Company and our stockholders to do so.

    Under the terms of the Preferred Stock Purchase and Loan Commitment Agreement between us and the investors purchasing convertible preferred stock and making convertible loans to us as part of the recapitalization (the "Investors"), it is a condition to closing that we complete the reverse stock split immediately prior to the closing of the recapitalization. The Investors have agreed to waive this closing condition. The Investors have also agreed to waive until the earlier of the consummation of the reverse stock split or December 31, 2001 the covenant contained in the terms of the convertible preferred stock and the convertible loans requiring us to reserve and keep available out of our authorized but unissued shares of common stock a number of shares of common stock solely for issuance upon conversion of the convertible preferred stock and the convertible loans. This waiver is necessary because, unless the reverse stock split is consummated immediately prior to the closing of the recapitalization, we will not have a sufficient number of authorized but unissued shares available for issuance upon conversion of the convertible preferred stock and the convertible loans. In exchange for these waivers, we have agreed with the Investors that we will effect the reverse stock split no later than December 31, 2001.

    We urge you to read the Proxy Statement for further information regarding the reverse stock split proposal, including the factors considered by the Board of Directors and the risks associated with the reverse stock split proposal.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REVERSE STOCK PROPOSAL AND BELIEVES THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, US AND OUR STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT PROPOSAL.